Exhibit 4.5

SHARE SUBSCRIPTION AGREEMENT

concerning

13,219,140 Ordinary Shares in

HOME INNS AND HOTELS MANAGEMENT

(HONG KONG) LIMITED

Boughton Peterson Yang Anderson

4009 Gloucester Tower, The Landmark

11 Pedder Street, Central

Hong Kong

Tel: 2877 3088

Fax: 2525 1099

Our Ref.: 801800-4

SCHEDULE 1	PARTICULARS OF THE COMPANY

SCHEDULE 2	FORM OF APPLICATION FOR SHARES

SCHEDULE 3	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE COMPANY

EXHIBIT A	DEED OF RELEASE AND WAIVER

EXHIBIT B	SUPPLEMENTAL AGREEMENT

ANNEX 1	AUDITED ACCOUNTS

THIS AGREEMENT is made on the 24th day of May 2004

BETWEEN

(1)	POLY VICTORY INVESTMENTS LIMITED, a company incorporated in the British Virgin Islands with its registered office at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands (the “Subscriber”); and

(2)	HOME INNS AND HOTELS MANAGEMENT (HONG KONG) LIMITED, a company incorporated in Hong Kong with its registered office at Room 2001, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong (the “Company”).

WHEREAS

(A)	The Company is a company incorporated in Hong Kong with limited liability. As at the date of this Agreement, the Company has an authorised capital of HK$1,000,000.00 divided into 180,340,955 Ordinary Shares of HK$0.005 par value each; 17,241,400 Series A Preference Shares of HK$0.005 par value each and 2,417,645 Series B Preference Shares of HK$0.005 par value each. Particulars of the Company as at the date hereof are set out in Part A of Schedule 1.

(B)	The Subscriber has agreed to subscribe for 13,219,140 Ordinary Shares of the Company (the “Subscription Shares”), and the Company has agreed to the allotment and issue of the Subscription Shares to the Subscriber upon and subject to the terms and conditions hereof. Particulars of the Company immediately after the subscription of the Subscription Shares are set out in Part B of Schedule 1.

NOW IT IS HEREBY AGREED as follows:-

1.	INTERPRETATION

1.1	In this Agreement, including the Recitals and the Schedules, the following expressions shall, except where the context otherwise requires, have the following meanings:

“Audited Accounts”	The audited accounts of the Company comprising its balance sheet as at 31 December 2002 and its profit and loss account for the year ended 31 December 2002, a copy of which is annexed hereto as Annex 1;

“Business Day”	a day, excluding Saturdays, on which banks in Hong Kong are open for business throughout their normal business hours;

“Company’s Warranties”	the representations and warranties as set out in Clause 4 of this Agreement and in Schedule 3;

“Completion”	completion of the subscription, allotment and issuance of the Subscription Shares in accordance with the provisions in Clause 3;

“Completion Date”	24 May 2004 or such other date as may be agreed by the parties in writing;

“Confidential Information”	has the meaning specified in Clause 10.1

“Deed of Release and Waiver”	the Deed of Release and Waiver attached hereto as Exhibit B to be entered into between the Company, the holders of the Preference Shares and the Subscriber;

“Disclosing Party”	has the meaning specified in Clause 10.2

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong”	The Hong Kong Special Administrative Region of the PRC;

“Management Accounts”	The unaudited management accounts of the Company comprising its balance sheet as at the Management Account Date and its profit and loss account for the period commencing from 1st January 2003 and ending on the Management Account Date;

“Management Account Date”	29th February 2004;

“Memorandum and Articles”	the memorandum and articles of association of the Company as amended from time to time;

“Non-Disclosing Party”	Has the meaning specified in Clause 8.2

“Ordinary Shares”	the ordinary shares of par value HK$0.005 each in the capital of the Company;

“PRC”	the People’s Republic of China;

“Preference Shares”	the Series A Preference Shares and the Series B Preference Shares;

“Series A Conversion Price”	has the meaning specified in the Memorandum and Articles;

“Series B Conversion Price”	has the meaning specified in the Memorandum and Articles;

“Series A Preference Shares”	the series A preference shares of par value of HK$0.005 each in the capital of the Company;

“Series B Preference Shares”	the series B preference shares of par value of HK$0.005 each in the capital of the Company;

“Share Purchase Agreement”	the Series B Preference Shares Purchase Agreement dated 24th November 2003 between the Company and Asiastar IT Fund L.P. and IDG Technology Venture Investment LP;

“Shareholders”	the shareholders of the Company;

“Shareholders Agreement”	The Shareholders Agreement dated 1st December 2003 entered into between the Company and the Shareholders;

“Subscription Price”	HK$1.57, being the subscription price for each of the Subscription Shares;

“Subscription Shares”	13,219,140 Ordinary Shares of the Company to be issued and allotted to the Subscriber pursuant to the terms and conditions of this Agreement;

“Subscriber’s Warranties”	the representations and warranties as set out in Clause 5 of this Agreement;

“Supplemental Agreement”	the Supplemental Agreement attached hereto as Exhibit A to be entered into between the Company, the Shareholders and the Subscriber; and

“Total Subscription Price”	HK$20,754,050, being the total Subscription Price for all Subscription Shares.

1.2	In this Agreement:

(a)	references to Recitals, Clauses, Sub-clauses, Schedules and Exhibits are to the clauses and sub-clauses of, and the recitals, schedules and exhibits to, this Agreement;

(b)	references to any statutory provision or any rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time and to any subordinate legislation made under such statutory provision;

(c)	references to parties are to parties of this Agreement;

(d)	words importing the singular include the plural and vice versa, words importing one gender include every gender, and references to persons include bodies corporate and unincorporated; and

(e)	headings are for ease of reference only and shall not affect the interpretation of this Agreement.

1.3	The Recitals, the Schedules and the Exhibits form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals, the Schedules and the Exhibits.

2.	AGREEMENT TO SUBSCRIBE

2.1	On and subject to the terms of this Agreement, the Subscriber shall subscribe for the Subscription Shares in cash at the Subscription Price, totalling Twenty Million Seven Hundred and Fifty Four Thousand and Fifty Dollars Hong Kong Currency (HK$20,754,050), and the Company shall validly allot and issue the Subscription Shares to the Subscriber on Completion, which shall be issued and allotted as fully paid and shall rank pari passu in all respects with the existing Ordinary Shares in issue as at the Completion Date with the rights and obligations as set out in the Memorandum and Articles.

2.2	The Total Subscription Price for the Subscription Shares shall be paid by the Subscriber in full at Completion in the manner as set out in Clause 3.

2.3	The Company shall on or before completion obtain the written agreement of the shareholders holding Preference Shares to waive their respective rights to an adjustment to the Series A Conversion Price or Series B Conversion Price as specified in Clause 16(f)(iv) of the Memorandum and Articles.

3.	COMPLETION

3.1	Completion shall take place on the Completion Date at office of Boughton Peterson Yang Anderson of 4009 Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong or at such other place and time as the Company and the Subscriber may agree in writing when all of the following matters shall be transacted:

(a)	The Subscriber shall deliver to the Company a letter applying for the Subscription Shares at the Subscription Price signed by the Subscriber substantially in the form of Schedule 2;

(b)	The Subscriber shall execute and deliver to the Company the Deed of Release and Waiver and the Supplemental Agreement;

(c)	The Subscriber shall pay the Total Subscription Price for the Subscription Shares to the Company in accordance with the provisions herein by depositing the Total Subscription Price in immediately available funds to the bank account designated by the Company or by banker’s draft on or prior to the Completion Date;

(d)	Subject to the Subscriber having paid the Total Subscription Price, the Company shall:

(i)	allot and issue to the Subscriber, as fully paid, the Subscription Shares free from all charges, liens, encumbrances, equities or other third party rights, claims or interests, and shall procure the registration of the Subscriber as holder of the Subscription Shares in the register of members of the Company; and

(ii)	deliver to the Subscriber share certificate(s) issued in the name of the Subscriber for the Subscription Shares.

(e)	The Company shall deliver to the Subscriber:

(i)	a copy of the board resolutions of the Company approving and authorising the execution and performance of this Agreement, the allotment and issue of the Subscription Shares to the Subscriber in accordance with the terms of this Agreement and the delivery of share certificate(s) of the Subscription Shares to the Subscriber;

(ii)	a copy of the resolutions of the shareholders of the Company approving the subscription of the Subscription Shares and the appointment of LIANG Jian Zhang, MEI Yun Xin and YANG Jian Min as directors of the Company and the holders of the Preference Shares waiving their right to adjust the conversion price in respect of the issue of the Subscription Shares;

(iii)	the Supplemental Agreement duly executed by the Company and all the Shareholders;

(iv)	the Deed of Release and Waiver duly executed by the Company and by the Shareholders holding Preference Shares; and

(v)	indemnification agreement in favour of MEI Yun Xin and YANG Jian Min, the nominee directors of the Subscriber in the form set out in the Shareholders Agreement.

(f)	The Subscriber shall deliver to the Company a certified true copy of its board resolutions for the approval and authorisation of the execution and performance of this Agreement, the Supplemental Agreement and the Deed of Release and Waiver.

3.2	The Company shall not be obliged to complete this Agreement unless the Subscriber shall have fully complied with all of its requirements in Clause 3.1(a), (b), (c) and (f).

3.3	In the event that Completion has not taken place on the Completion Date (or at such later date as may be agreed in writing by the Company and the Subscriber) as a result of the sole default on the part of the Subscriber, the Company shall by written notice to the Subscriber terminate this Agreement provided that any right or obligation of any party against or towards any of the other parties accrued or arising under this Agreement prior to or as a result of such termination shall survive such termination.

4.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE COMPANY

4.1	In consideration of the Subscriber entering into this Agreement, the Company hereby agrees to provide the warranties, covenants, and undertakings as hereinafter stated.

4.2	Notwithstanding any investigations or enquiries by or on behalf of the Subscriber and notwithstanding anything which is or which ought to be within the knowledge of the Subscriber, the Company represents, warrants and undertakes to the Subscriber (to the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) in the terms set out in Schedule 3 and acknowledges that the Subscriber in entering into this Agreement is relying on such representations, warranties and undertakings.

4.3	The Company undertakes with the Subscriber to ensure that the Company’s Warranties will not be breached and will at all times be true, complete and accurate in all material respects on the basis that they were deemed to be repeated at any time up to and including Completion and on the basis that a reference to such time is substituted for any express or implied reference to the date of this Agreement and the Company’s Warranties shall be deemed to be given by the Company at such time as well as at the time of this Agreement accordingly.

4.4	The Company shall forthwith notify the Subscriber upon becoming aware of any event which may cause any of the Company’s Warranties to be incorrect, misleading or breached in a material respect or which may have any material adverse effect on the assets or liabilities of the Company.

4.5	The rights conferred upon the Subscriber by the provisions of this Clause 4 are additional to and do not prejudice any other rights the Subscriber may have, and failure to exercise any of the rights herein conferred shall not constitute a waiver of any such rights.

4.6	Each of the Company’s Warranties shall be construed as a separate warranty and shall not be limited or restricted by reference to or inference from the terms of any other of the Company’s Warranties.

4.7	The exceptions as set fourth in the Schedule of Exceptions in the Share Purchase Agreement shall be exceptions to the Company’s Warranties as if the same is repeated herein.

4.8	The Subscriber shall not be entitled to any remedy or compensation in respect of the breach of any of the Company’s Warranties which should have been revealed, known or discovered by proper due diligence review or investigation made by or on behalf or the Subscriber into the affairs of the Company.

5.	REPESENTATIONS AND WARRANTIES BY THE SUBSCRIBER

5.1	The Subscriber hereby represents and warrants to the Company that:

(a)	The Subscriber is a corporation duly incorporated, validly existing and in good standing under the laws of British Virgin Islands and has legal capacity to execute, deliver and perform this Agreement, the Supplemental Agreement and the Deed of Release and Waiver;

(b)	The Subscriber has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement, the Supplemental Agreement, the Deed of Release and Waiver and to carry out its provisions. All action on its part required for the lawful execution and delivery of this Agreement, the Supplemental Agreement and the Deed of Release and Waiver has been or will be effectively taken prior to Completion. Upon execution and delivery, this Agreement, the Supplemental Agreement and the Deed of Release and Waiver will be a valid and binding obligation of the Subscriber, enforceable in accordance with their respective terms;

(c)	In subscribing for the Subscription Shares, the Subscriber will not be in breach of any applicable laws, including those relating to money laundering or proceeds of crime in any applicable jurisdiction;

(d)	In formulating a decision to invest in the Company and evaluating the suitability of an investment in the Subscription Shares, the Subscriber has not relied or acted on the basis of any representations or other information (whether oral or written) purported to be given on behalf of the Company except as set forth herein;

(e)	The Subscription Shares being subscribed by it are being acquired for its own account for the purpose of investment and not for speculation; and

(f)	The representations, warranties, agreements, understandings and acknowledgments made by the Subscriber in this Agreement shall survive the subscription of the Subscription Shares by the Subscriber.

5.2	Each of the Subscriber’s Warranties is without prejudice to any other of the Subscriber’s Warranties and no provision contained in this Agreement shall govern or limit the extent or application of any other of the Subscriber’s Warranties.

6.	REPRESENTATIONS AND WARRANTIES BY BOTH PARTIES

6.1	Each party (a) represents and warrants to the other parties hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (b) hereby agrees to indemnify and to hold harmless the other parties hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

6.2	The Company shall not be liable for any breach of the Company’s Warranties:

(a)	to the extent it arises as a result of legislation which comes into force after the Completion Date and which is retrospective in effect; or

(b)	which, being a liability in respect of taxation, arises by reason of an increase in the rates of taxation made after the Completion Date with retrospective effect.

7.	SEVERABILITY

7.1	If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

8.	ENTIRE AGREEMENT

8.1	This Agreement constitutes the entire agreement and understanding between the parties in connection with the subject matter of this Agreement and supersedes all previous term sheets, proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and no party has relied or is entitled to rely on any such term sheets, proposals, representations, warranties, agreements or undertakings.

9.	TIME OF ESSENCE, REMEDIES AND WAIVERS

9.1	Time shall be of the essence of this Agreement.

9.2	No delay or omission by any party in exercising any right, power or remedy provided by law or under this Agreement shall affect that right, power or remedy, or operate as a waiver of it.

9.3	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

9.4	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

10.	PUBLIC ANNOUNCEMENTS

10.1	This Agreement, the Deed of Release and Waiver, the Supplemental Agreement and the other agreements and contracts executed disclosed incidental to this Agreement, including their existence, and the identity, details and particulars of the other shareholders of the Company (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any party hereto to any person not being a party hereto except with the prior written consent of the other party or otherwise in accordance with the provisions of this Clause 10.

10.2	In the event that any party becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of the Confidential Information or any part thereof in contravention of the provisions of this Clause 10, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Party”) with prompt written notice of that fact so that the appropriate party may seek (with the co-operation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedies. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information to the extent reasonably requested by any Non-Disclosing Party.

10.3	Nothing in this Clause 10 shall apply to any part of the Confidential Information which comes into the public domain for any reason except the failure of any party to comply with this Clause 10.

10.4	The provisions of this Clause 10 shall be in addition to, and not in substitution for, the provisions of any separate non-disclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby.

10.5	Nothing in this Clause 10 shall prevent the parties from disclosing the Confidential Information to its professional advisors for the purpose of obtaining or seeking professional advise or services provided that such advisors shall observe the duty of confidentiality herein.

11.	ASSIGNMENT AND COUNTERPARTS

11.1	This Agreement shall be binding on and enure to the benefit of the parties hereto and their respective successors.

11.2	No party hereto may assign or transfer any of its rights or obligations under this Agreement.

11.3	This Agreement may be entered into by any party by executing a counterpart hereof. All such counterparts when taken together shall constitute one and the same instrument and this Agreement shall only take effect upon the execution by each of the parties hereto.

12.	NOTICES AND OTHER COMMUNICATION

12.1	Any notice or other communication to be given under this Agreement shall be in writing and may be sent by post or delivered by hand or given by facsimile or by courier to the address or fax number from time to time designated, the initial address and fax number so designated by each party are set out in Clause 12.2 10.2 against their respective names. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch and if so sent by post or delivered by courier, shall be deemed received three (3) Business Days after the date of despatch (in the case of local mail or delivery by courier) and five (5) Business Days after the date of despatch (in the case of overseas mail).

12.2 Subscriber:	Poly Victory Investments Limited
Room 3406, Bank of America Tower,
12 Gloucester Road,
Central, Hong Kong.
Fax Number : (852) 2891-3110
Attn.: Ricky Leung

Company:	Home Inns & Hotels Management (Hong Kong) Limited
Room 2001, 20th Floor,
The Centrium, 60 Wyndham Street,
Central,
Hong Kong
Fax Number: (852) 2169 0919
Attn.: Neil Shen

13.	FURTHER ASSURANCE

13.1	Each of the parties shall at its own costs, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the other parties which the other parties may reasonably request for giving full effect to this Agreement and securing to the other parties the full benefit of the rights, powers and remedies conferred upon the other parties in this Agreement.

14.	COSTS AND EXPENSES

14.1	Each party shall bear its own costs and expenses (including legal expenses) in respect of the negotiation, preparation, execution and carrying into effect of this Agreement, the Deed of Release and Waiver and other agreements and contracts incidental to this Agreement.

15.	GOVERNING LAW AND JURISDICTION

15.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties agree to submit to the non-exclusive jurisdiction of the Hong Kong courts in respect of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS whereof the parties executed this Agreement the day and year first above written.

SUBSCRIBER Poly Victory Investments Limited

SIGNED by		)
Print name	:	) /s/
)
In the presence of:-	:	)

Witness’ signature	:

Witness’ name	:

Witness’ address	:

Witness’ occupation	:

SIGNED by	)
Print Name	)
) /s/
for and on behalf of	)
HOME INNS & MANAGEMENTS	)
(HONG KONG) LIMITED	)
in the presence of:-)

Witness’ signature	:

Witness’ name	:

Witness’ address	:

Witness’ occupation	:

SCHEDULE 1

PART A

PARTICULARS OF THE COMPANY

(as at the date hereof)

1. Registered Office	:	Room 2001, 20th Floor,

The Centrium, 60 Wyndham Street,
Central, Hong Kong.

2. Date of Incorporation	:	28 May 2001

3. Company Number	:	758133

4. Place of Incorporation	:	Hong Kong

5. Directors	:	(1) SHEN Nan Peng
(2) JI Qi
(3) ZHANG Su Yang
(4) LIN Eric Ku-Chun
(5) SZE Jerry

6. Authorized Share Capital	:	HK$1,000,000.00 consisting of 180,340,955 Ordinary Shares of HK$0.005 par value each; 17,241,400 Series A Preference Shares of HK$0.005 par value each and 2,417,645 Series B Preference Shares of HK$0.005 par value each

7. Issued Share Capital at the date hereof is held as follows:

Name of Shareholders	No. of Ordinary Shares	No. of Series A Preference Shares	No. of Series B Preference Shares
Shen Nan Peng	600,000
Chen Hui	200,000
Ji Qi	800,000
Liang Rixin	400,000
Top Sterling International Limited	9,000,000
Asiastar IT Fund L.P.		10,775,800	1,511,028
IDG Technology Venture Investments L.P.		6,465,600	906,617
Total	11,000,000	17,241,400	2,417,645

PART B

PARTICULARS OF THE COMPANY

(after the subscription)

1. Registered Office	:	Room 2001, 20th Floor,
The Centrium, 60 Wyndham Street,
Central, Hong Kong.

2. Date of Incorporation	:	28 May 2001

3. Company Number	:	758133

4. Place of Incorporation	:	Hong Kong

5. Directors	:	(1) SHEN Nan Peng
(2) JI Qi
(3) ZHANG Su Yang
(4) LIN Eric Ku-Chun
(5) SZE Jerry
(6) MEI YUN XIN
(7) YANG JIAN MIN
(8) LIANG JIAN ZHANG

6. Authorized Share Capital	:	HK$1,000,000.00 consisting of 180,340,955 Ordinary Shares of HK$0.005 par value each; 17,241,400 Series A Preference Shares of HK$0.005 par value each and 2,417,645 Series B Preference Shares of HK$0.005 par value each
7. Issued Share Capital after the subscription heein is held as follows:

Name of Shareholders	No. of Ordinary Shares	No. of Series A Preference Shares	No. of Series B Preference Shares
Shen Nan Peng	600,000
Chen Hui	200,000
Ji Qi	800,000
Liang Rixin	400,000
Top Sterling International Limited	9,000,000
Poly Victory Investments Ltd.	13,219,140
Asiastar IT Fund L.P.		10,775,800	1,511,028
IDG Technology Venture Investments L.P.		6,465,600	906,617
Total	24,219,140	17,241,400	2,417,645

SCHEDULE 2

FORM OF APPLICATION FOR SHARES

To	: Home Inns and Hotels Management (Hong Kong) Limited

From	: Poly Victory Investments Limited

Date	: [ ]

Dear Sirs,

Application for shares

We hereby apply for the allotment and issue of 13,219,140 ordinary shares (the “Subscription Shares”) of Home Inns and Hotels Management (Hong Kong) Limited (the “Company”) at the subscription price of HK$1.57 each.

We agree to take the above Subscription Shares subject to the Memorandum and Articles of Association of your Company and we authorise you to enter our name and the following particulars in the register of members of the Company as holder of the above Subscription Shares:

Address:

Yours faithfully,

For and on behalf of

POLY VICTORY INVESTMENTS LIMITED

Authorised signatory

EXHIBIT A

SUPPLEMENTAL AGREEMENT

This Supplemental Agreement (the “Supplemental Agreement”) is made as of                      2004, by and among Home Inns & Hotels Management (Hong Kong) Limited, a Hong Kong company (the “Company”), with its registered office at Room 2001, 20th Floor, The Centrium, 60 Wyndham Street, Central Hong Kong and the entities and individuals set forth on Exhibit A hereto (collectively, the “Shareholders”, and each individually, a “Shareholder”).

R E C I T A L S

A.	The Company and the Shareholders (with the exception of the Subscriber as hereinafter defined) entered into a shareholders agreement dated the 1st day of December, 2003 (the “December Agreement”) for the purposes of regulating their relationship with each other and certain aspects of the affairs of and their dealings with the Company.

B.	Poly Victory Investments Limited, a company incorporated in the British Virgin Islands with its registered office at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands (the “Subscriber”) entered into a Share Subscription Agreement on the day of , 2004 to subscribe for 13,219,140 ordinary shares in the Company (the “Subscription Agreement”).

C.	The Company and the Shareholders have agreed and it is a condition to the closing of the transactions contemplated by the Subscription Agreement, the Company and the Shareholders enter into this Supplemental Agreement on the terms and conditions hereinafter set out.

NOW THEREFORE IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth and contained (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	INTERPRETATION

1.1	The headings in this Supplemental Agreement are inserted for convenience only and shall not affect its construction. Reference in this Supplemental Agreement to Clauses and Schedule are to clauses and schedules of this Supplemental Agreement. Unless the context otherwise requires, in this Supplemental Agreement the singular shall include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate or unincorporated.

1.2	Unless otherwise stipulated herein, words and expressions defined in the December Agreement shall have the same meanings in this Supplemental Agreement.

2.	BOARD OF DIRECTORS

2.1	The Shareholders agree that they shall vote such shares as may be held by each of them for the election of the following individuals to the Board of Directors (if not already elected):

(a)	two (2) individuals nominated by Top Sterling International Limited, who initially shall be SHEN Nan Peng and LIANG Jian Zhang;

(b)	two (2) individuals nominated by AsiaStar IT Fund L.P., who initially shall be Eric Ku Chun Lin and Jerry Sze; and

(c)	one (1) individual nominated by IDG Technology Venture Investments, LP, who initially shall be Su Yang Zhang;

(d)	two (2) individuals nominated by the Subscriber, who initially shall be MEI Yun Xin and YANG Jian Min; and

(e)	one (1) individual appointed as the chief executive officer of the Company, who initially shall be Qi Ji.

2.2	Each Shareholder shall vote or cause to be voted the shares held by each of them as may be necessary so as to cause the Articles of Association of the Company and the December Agreement, and in particular Article 82 of the Articles of Association of the Company and Clause 10.1 of the December Agreement, to be amended to allow for the number of directors to be changed from five (5) to eight (8) and for the election of the directors as set out above in Clause 2.1 of this Supplemental Agreement.

3.	ADHERENCE

3.1	The Subscriber hereby confirms that it has been supplied with a copy of the December Agreement and the Subscriber hereby acknowledges, undertakes and covenants with each of the other parties to this Agreement with effect from the date on which its name shall be entered in the Register of Members of the Company as a member of the Company (the “Effective Date”) to observe, perform, and be bound by all the terms and conditions and obligations to be observed, performed, and bound by after the Effective Date and included in the December Agreement as if the Subscriber had been a party thereto and had been referred to therein as one of the Shareholders.

3.2	The parties hereto agree acknowledge and confirm that the Subscriber shall be deemed as at the Effective Date to be a party to the December Agreement as if the Subscriber had been an original signatory thereto and the Subscriber shall be entitled to all the rights and remedies available to any original shareholders of the December Agreement, including but not limited to the right to enforce the December Agreement against the Shareholders and the Company or any of them, as if the Subscriber had been an original signatory to the December Agreement.

3.3	The parties hereto hereby further agree with each other that the definition of “Key Shareholders” in the December Agreement shall for all purposes and intent include the Subscriber.

4.	QUORUM

4.1	Without prejudice to and subject to article 111(a) of the Articles of Association of the Company, the Shareholders agree that the quorum of meetings of the Board should not be less than three (3) directors Provided always that where a quorum is not present for a meeting duly convened within half an hour from the time appointed for the meeting, such meeting shall be stand adjourned to the same day in the following week at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Directors or Shareholders (as the case may be) present shall constitute a quorum and the meeting shall proceed as if a quorum has been duly constituted.

5.	GENERAL

5.1	The December Agreement shall henceforth be read and construed in conjunction with this Supplemental Agreement. In the event of conflict or inconsistencies between the provisions of the December Agreement and this Supplemental Agreement, the provisions of this Supplemental Agreement shall prevail.

5.2	Each of the Shareholders and the Company hereby declares and acknowledges that all the terms and conditions of the December Agreement shall remain in full force and effect save as supplemented herein.

5.3	This Supplemental Agreement shall be considered as supplemental to, and not in any circumstances as subject to, the Memorandum & Articles (as may be amended from time to time) and in the event of any conflict arising between this Supplemental Agreement and the Memorandum & Articles or in the interpretation of any provisions of the Memorandum & Articles, the provisions of this Supplemental Agreement shall prevail and this Supplemental Agreement shall be considered as conclusive evidence of the intentions of all parties and the interpretation resulting from this Supplemental Agreement shall be considered as final and binding on all parties. For the avoidance of doubt, the Shareholders agree that this Supplemental Agreement shall control the actions of the parties and they agree to cause the Company promptly to amend her Memorandum & Articles or adopt new Memorandum & Articles to reflect any material changes if necessary.

5.4	No amendments of or additions to this Supplemental Agreement shall be effective unless in writing and signed by or on behalf of the parties hereto.

5.5	This Supplemental Agreement may be executed in several counterparts, all or any of which shall be treated for all purposes as one original and shall be and constitute one and the same instrument. This instrument may be executed by the parties in original or telecopy produced by fax machine or other means of electronic communication producing a printed copy.

5.6	This Supplemental Agreement shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region and the parties hereto shall submit to the non-exclusive jurisdiction of the courts of Hong Kong Special Administrative Region.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS whereof this Supplemental Agreement has been entered into by the parties hereto the day and year first above written.

HOME INNS & HOTELS MANAGEMENT (HONG KONG) LIMITED

By:
Name:
Title:

TOP STERLING INTERNATIONAL LIMITED

By:
Name:
Title:

QI JI

(Signature)

NAN PENG SHEN

(Signature)

HUI CHEN

(Signature)

SIGNATURE PAGE ONE TO THE SUPPLEMENTAL AGREEMENT

RI XIN LIANG

(Signature)

Poly Victory Investments Limited

By:
Name:
Title:

Series A Preference Shares Holders

ASIASTAR IT FUND L.P.

By:
Name:
Title:

IDG TECHNOLOGY VENTURE INVESTMENTS, LP

By:	IDG Technology Venture Investments, LLC, its General Partner

Name:
Title:

SIGNATURE PAGE TWO TO THE SUPPLEMENTAL AGREEMENT

Series B Preference Shares Holders

ASIASTAR IT FUND L.P.

By:
Name:
Title:

IDG TECHNOLOGY VENTURE INVESTMENTS, LP

By:	IDG Technology Venture Investments, LLC, its General Partner

Name:
Title:

SIGNATURE PAGE THREE TO THE SUPPLEMENTAL AGREEMENT

EXHIBIT A

SHAREHOLDERS

Name	Address	Ordinary Shares		Series A Shares	Series B Shares
Top Sterling International Limited	Room 2001, 20th Floor, The Centrium 60 Wyndham Street, Central Hong Kong	9,000,000	*	Nil	Nil

Qi Ji	3F, Building 63-64 No. 421, Hong Cao Road Shanghai, China	800,000		Nil	Nil

Nan Peng Shen	Room 2001, 20th Floor, The Centrium 60 Wyndham Street, Central Hong Kong	600,000		Nil	Nil

Hui Chen	No. 158 Old Hu Qing Ping Road No. 65 Hong Kong Villa Shanghai, China	200,000		Nil	Nil

Ri Xin Liang	No. 501, 1st Men, 6th Floor No.12, San Hu Road South, Hai Dian District Beijing, China	400,000		Nil	Nil

Poly Victory Investments Limited	Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.	13,219,140		Nil	Nil

AsiaStar IT Fund L.P.	44/F Citibank Tower, Citibank Plaza, 3 Garden Road, Central, Hong Kong with copy to: Sycamore Ventures 1903A, Marine Tower, 1 Pudong Avenue Shanghai 200120, China	Nil		10,775,800	1,511,028

IDG Technology Venture Investments, LP	Room 1105, Aetna Tower No. 107, Zunyi Road Shanghai 200051, China	Nil		6,465,600	906,617

*	Top Sterling International Limited is holding 200,000 Ordinary Shares on trust for Home Inns & Hotels Management (Hong Kong) Limited.

EXHIBIT B

DEED OF RELEASE & WAIVER

THIS DEED OF RELEASE AND WAIVER is made the      day of Two thousand and four

BY	ASIASTAR IT FUND L.P. of 44th Floor Citibank Tower, Citibank Plaza, 3 Garden Road, Central, Hong Kong and IDG Technology Venture Investments LP of Room 1105, Aetna Tower, No. 107 Zunyi Road, Shanghai 200051, China (hereinafter called the “Preference Shareholders”);

AND	HOME INNS & HOTELS MANAGEMENT (HONG KONG) LIMITED, company registered under the laws of Hong Kong which registered office is situate at Room 2001, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong (hereinafter called “the Company”);

AND	POLY VICTORY INVESTMENTS LIMITED, a company registered under the laws of the British Virgin Islands whose registered office is situate Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands (hereinafter called “the Subscriber”).

WHEREAS

(A)	The Subscriber intends to subscribe for 13,219,140 ordinary shares of the company (the “Subscription”) and the Company desires to allot and issue the Shares to the Subscriber upon and subject to the terms and conditions of the Share Subscription Agreement of even date (the “Subscription Agreement”);

(B)	The subscription price per ordinary share in respect of the Subscription is HK$1.57;

(C)	It is condition to the completion of the Subscription Agreement that the Company obtain the waiver by the Preference Shareholders of their respective rights to an adjustment to the Series A Conversion Price and Series B Conversion Price (as specified in the Memorandum and Articles of Association of the Company) (the “Adjustment Rights”) in respect of and notwithstanding that the Subscription is at a price per ordinary share which is lower than the initial Series A Conversion Price and initial Series B Conversion Price (as defined in the Memorandum and Articles of Association of the Company); and

(D)	The Preference Shareholders acknowledge that the Subscription is in the commercial interest of the Company and in consideration of the Subscriber agreeing to enter into the Subscription Agreement and to be bound by and to observe the terms and provisions therein they have agreed to enter into this Deed.

NOW THIS DEED WITNESSETH

(1)	That the Preference Shareholders hereby declare that they shall respectively waive their rights to an adjustment to the Series A Conversion Price and Series B Conversion Price as stipulated in Clause 16 (f) (iv) of the Company’s Memorandum and Articles of Association in respect of the Subscription.

(2)	The waiver hereinbefore contained shall apply to the Subscription alone and shall not affect or prejudice the rights of the Preference Shareholders in respect of any future issuance of ordinary share(s) of the Company.

(3)	For sake of clarity, the Series A Conversion Price and Series B Conversion Price shall remain at US$0.232 per Series A and US$0.3309 per Series B immediately after the Subscription.

IN WITNESS whereof the parties hereto set their hands and seals the day and year first above written.

SIGNED SEALED and DELIVERED by	)
ASIASTAR IT FUND L.P. and SIGNED	)
by	)
its director, in the presence of :-)

SIGNED SEALED and DELIVERED by	)
IDG Technology Venture Investments LP	)
and SIGNED by	)
in the presence of :-)

SIGNED SEALED and DELIVERED by	)
the Company and SIGNED by	)
its director, in the presence of :-)

SIGNED SEALED and DELIVERED by	)
the Subscriber and SIGNED by	)
its director, in the presence of :-)

SCHEDULE 3

Representations, Warranties and Undertakings of the Company

Save as disclosed :-

1.	Accounts and business of the Company

1.1	The accounts

(1)	The Audited Accounts and the Management Accounts have been prepared in accordance with generally accepted accounting principles and practices consistently applied and are accurate in all material respects and give a true and fair view of the state of affairs of the Company and of its results for the relevant accounting period.

(2)	The Management Accounts have made full provision or reserve for all Taxation (including deferred taxation) to which the Company is liable or could be assessed on or for which it may be accountable, in respect of the period ended on the Management Accounts Date.

1.2	Books and records

All the accounts, books, ledgers, financial and other records (including but not limited to statutory and accounting records), of whatsoever kind, of the Company :-

(1)	are in its possession or access;

(2)	have been fully properly and accurately kept, completed and brought up to date;

(3)	do not contain any material inaccuracies or discrepancies of any kind;

(4)	give and reflect a true and fair view of its trading transactions, and its financial, contractual and trading position; and

(5)	have been properly kept and maintained in accordance with relevant laws applicable thereto,

and no notice or allegation that any of them is materially incorrect or should be rectified has been received.

2.	Corporate matters

2.1	Directors

None of the directors of the Company who have resigned from their respective directorships or other offices in the Company prior to the execution of this Agreement have or shall have any claim against the Company for compensation for loss of office or otherwise.

2.2	Options over the Company’s capital

Save as disclosed in the Memorandum and Articles of Association and Clause 3.2(c) of the Share Purchase Agreement, there are no agreements or arrangements in force which provide for the present or future issue, allotment or transfer of or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of any share, interest or loan capital of the Company (including any option or right of pre-emption or conversion).

2.3	New issues of capital

Save and except for this Agreement, no share or loan capital has been issued or allotted, or agreed to be issued or allotted, by the Company since the Management Accounts Date.

2.4	Memorandum and articles of association, statutory books and resolutions

(1)	The Vendor has delivered to the Purchaser (i) complete copies of the Management Accounts and (ii) a true and complete copy of the memorandum and articles of association or such other similar constitutional documents of Company containing full details of the rights and restrictions attached to the share capital of the Company.

(2)	The register of members and other statutory books of the Company have been properly kept and maintained in accordance with all laws applicable thereto and contain an accurate and complete record of the matters which they should contain.

(3)	No notice or allegation that any of the foregoing is incorrect or should be rectified has been received.

2.4	Documents filed

(1)	all returns, particulars, resolutions and documents required by the Companies Ordinance or any other legislations to be filed with the Registrar of Companies or any other authority in Hong Kong, the PRC or elsewhere in respect of the Company have been duly filed and were correct; and due compliance has been made with all the provisions of the Companies Ordinance and other legal requirements in Hong Kong, the PRC or elsewhere in connection with the formation of the Company, the allotment or issue of shares, debentures and other securities, the payment of dividends and the conduct of its business.

(2)	No charges have been created by the Company.

2.5	Possession of documents

All title deeds (if any) relating to the assets of the Company and an executed copy of all agreements to which the Company is a party, and the original copies of all other documents which are owned by or which ought to be in the possession of the Company are in its possession or available to its access.

2.6	Investigation

To the best of their knowledge, the directors of the Company are not aware of there being any investigations or enquiries by, or on behalf of, any governmental or other body in respect of the affairs of the Company.

2.7	Information disclosed to the Subscribers correct

(1)	All information as disclosed by the Company to the Subscribers and/or the Subscriber’s solicitors, Messrs. Kitty So and Tong, or the Subscriber’s auditors relating to the business, activities, affairs, or assets or liabilities of the Company was, when given, and is now true, accurate and complete in material respects.

(2)	There are no material facts or circumstances, in relation to the assets, business or financial condition of the Company which have not been fully and fairly disclosed in writing by the directors of the Company to the Subscribers or their its solicitors or auditors, and which, if disclosed, might reasonably have been expected to affect the decision of the Subscribers to enter into this Agreement.

2.8	The Shares

The subscription Shares are and will at Completion be, free from all liens, charges, encumbrances and third party rights whatsoever and the Company are and will at Completion be entitled to and able to procure the allotment of the Shares on the terms of this Agreement without the consent of any third party. The Company has not exercised any lien over any of its shares and there is outstanding no call on any of its shares.

2.9	Other corporate matters

(1)	The Company is duly incorporated or established and validly existing under the laws of its place of incorporation or establishment, and the amount and particulars of its share capital and other particulars set out in recital are be true and accurate.

(2)	The Company has full power, authority and legal right to own its assets and carry on its business and is not in receivership or liquidation, its has taken no steps to enter into liquidation and no petition has been presented for winding up of the Company and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of the Company.

(3)	This Agreement constitutes legally valid and binding obligations on the Company enforceable against it in accordance with the terms of this Agreement.

(4) The Company has applied for/been granted all licences, permits, consents to carry out its business in the relevant jurisdiction and all licences and consents are valid and subsisting and the Directors are not aware of any circumstances which may lead to a revocation or suspension (on temporary or permanent basis) of such licences and consents.

3.	Taxation

3.1	Administration

(1)	All returns, computations and payments which should be or should have been made by the Company for any Taxation purpose have been made within the requisite periods and are up-to-date, correct and on a proper basis and none of them is or is likely to be the subject of any dispute with the Inland Revenue Department or other Taxation authorities whether in Hong Kong, the PRC or elsewhere.

(2)	All particulars furnished to the Inland Revenue Department or other Taxation authorities whether in Hong Kong, the PRC or elsewhere, in connection with the application for any consent or clearance on behalf of the Company or affecting the Company, fully and accurately disclosed all facts and circumstances material for the decision of those authorities; and all such consents or clearances are valid and effective; and any transaction, for which consent or clearance has previously been obtained, has been carried into effect (if at all) only in accordance with the terms of the relative application and consent or clearance.

4.	Finance

4.1	Dividends and distributions

All dividends or distributions (if any) declared, made or paid by the Company have been declared, made or paid in accordance with its articles of association or other corresponding constituent documents and the applicable provisions of the Companies Ordinance or other relevant legislations in Hong Kong. Save as disclosed, no dividend or other distribution has been, or is treated as having been, declared, paid or made by the Company.

4.2	Bank and other borrowings

(1)	The total amount borrowed by the Company (as determined in accordance with the provisions of the relevant instrument) does not exceed any limitation on its borrowing powers contained in its articles of association, or in any debenture or other deed or document binding upon it.

(2)	The Company has not received notice (whether formal or informal) from any lenders of money to it, requiring repayment or intimating the enforcement of any security the lender may hold over any of its assets, and there are no circumstances likely to give rise to any such notice.

(3)	There are no loans made to the Company outstanding except as shown in the Management Accounts.

(4)	The Company has not factored any of its debts or engaged in any financing of a type which would not require to be shown or reflected in its accounts.

(5)	The Company has no outstanding mortgages, charges, debentures or other loan capital or bank overdrafts, loans or other similar indebtedness, financial facilities, finance leases or hire purchase commitments or any guarantees or other material contingent liabilities.

(6)	No material outstanding indebtedness of the Company has become payable by reason of default by the Company and no event of default has occurred or is pending which with the lapse of time or the fulfilment of any condition or the giving of notice may result in any such indebtedness becoming so payable prior to maturity.

4.3	Liabilities

(1)	There are no liabilities (including contingent Liabilities) which are outstanding on the part of the Company other than those liabilities incurred in the ordinary and proper course of trading since the Management Accounts Date.

(2)	There has been no exercise, purported exercise or claim for any charge, lien, encumbrance or equity over any of the assets of the Company and there is no dispute directly or indirectly relating to any of its assets.

(3)	there have not been nor are there any circumstances whereby the continuation of any of the facilities might be prejudiced, or which might give rise to any alteration in the terms and conditions of any of the facilities;

5.	Trading

5.1	Since the Management Accounts Date, the business of the Company has been continued in the ordinary and normal course and that :-

(1) (a)	full and proper records and books of accounts of the transactions dealings and affairs of the Company have been and will be kept, and full and proper entries have been and will be made;

(b)	the business of the Company has been continued in the ordinary and normal course both as regards the nature, scope and manner of conducting the business;

(c)	the Company has not given nor agreed to give any guarantee putting it under a prospective or contingent liability that may remain after the date hereof other than guarantees given in respect of liabilities and obligations of the Company; and

(d)	the business of the Company taken as a whole have not been adversely affected as a result of any event or circumstances arising since the Management Accounts Date.

5.2	Effect of allotment of Shares

Neither the execution of this Agreement nor the compliance with the terms of this Agreement does and/or will conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or instrument to which the Company is a party, or any provision of the memorandum or articles of association or other corresponding constitutional documents of the Company or any encumbrances, lease, contract, order, judgment, award, injunction, regulation or other restriction or obligation of any kind or character by which or to which any asset of the Company is bound or subject.

5.3	Litigation, disputes and winding up

The Company is not engaged in any litigation or arbitration proceedings as plaintiff or defendant; there are no proceedings pending or threatened either by or against of the Company; and there are no circumstances which are likely to give arise to any litigation or arbitration.

6.	Assets

6.1	Ownership of assets

(1)	The Company owned and had good and marketable title to and (except for current assets subsequently sold or realised in the ordinary course of business) still owns and has good and marketable title to all assets included in the Management Accounts and to all assets acquired since the Management Accounts Date and not subsequently sold or realised as aforesaid.

(2)	The Company has not created or granted or agreed to create or grant any security interest or other encumbrance in respect of any of its assets included in the Management Accounts.

(3)	None of the properties, assets, undertaking, goodwill or uncalled capital of the Company is subject to and none of the Company has agreed to grant in respect of such property any option, charge, lien, encumbrance or right of pre-emption.

(4)	Save as otherwise disclosed, the Company has no other assets in Hong Kong, the PRC or elsewhere.

7.	General

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any breach or cancellation or termination of any of the terms or conditions of or constitute a default under any agreement, commitment or other instrument to which the Company is a party or by which the Company or its property or assets may be bound or affected or violate any law or any rule or regulation of any administrative agency or governmental body or any order, writ injunction or decree of any court, administrative agency or governmental body affecting the Company.

ANNEX 1

AUDITED ACCOUNTS

HOME INNS & HOTELS MANAGEMENT

(HONG KONG) LIMITED

DIRECTORS REPORT AND AUDITED FINANCIAL STATEMENTS

31ST DECEMBER 2002

For and on behalf of

(Authorized Signatures)

HOME INNS & HOTELS MANAGEMENT (HONG KONG) LIMITED

REPORT OF THE DIRECTORS

The directors submit their report together with the audited financial statements of Home Inns & Hotels Management (Hong Kong) Limited (the “Company”) for the period from 28th May 2001 (date of incorporation) to 31st December 2002.

PRINCIPAL ACTIVITIES

The principal activity of the Company is investment holding. The principal activities of the Company’s joint venture companies are set out in Note 6 to the financial statements.

INCORPORATION AND CHANGE OF NAME

The Company was incorporated on 28th May 2001 as Success Formula Limited. By a members’ special resolution passed on 16th July 2001, the Company changed its name to Tangs Hotels Management (Hong Kong) Limited. By another members’ special resolution passed on 22nd February 2002, the Company changed its name to Home Inns & Hotels Management (Hong Kong) Limited.

RESULTS AND APPROPRIATIONS

The results of the Company for the period are set out in the income statement on page 6.

The directors do not recommend the payment of a dividend.

RESERVES

Movements in the reserves of the Company during the period are set out in Note 8 to the financial statements.

SHARE CAPITAL

The Company was incorporated with an authorised share capital of HK$10,000, divided into 10,000 ordinary shares of HK$1 each. By a members’ resolution on 16th July 2001, the authorised share capital was increased to HK$1,000,000 by creation of 990,000 shares of HK$1 each. These shares rank pari passu with the original shares. During the period ended 31st December 2002, 55,000 shares were issued. These shares were issued to provide working capital for the Company.

DIRECTORS

The directors who held office during the period and up to the date of this report are:

Nanpeng Shen	(Appointed on 28th May 2001)
Jianzhang Liang	(Appointed on 28th May 2001)
Qi Ji	(Appointed on 28th May 2001)
Suyang Zhang	(Appointed on 28th May 2001)
Junichi Goto	(Appointed on 28th May 2001)
Yufei Hu	(Appointed on 1st March 2002)
JP Gan	(Appointed on 16th April 2002)
Jiaqi Ni	(Appointed on 28th May 2001 and resigned on 29th March 2002)
Gabriel Li	(Appointed on 28th May 2001 and resigned on 16th April 2002)
Eric Jay Levin	(Appointed on 28th May 2001 and resigned on 5th December 2002)

There being no provision in the Company’s Articles of Association for retirement by rotation, all directors continue in office.

RELATED PARTY TRANSACTIONS

Except for the transactions with related parties disclosed in Note 9 to the financial statements, no contract, commitment or agreement of significance in relation to the Company’s business, to which the Company, its fellow subsidiary companies, joint venture companies or holding company was a party and in which any of the Company’s directors or members of its management had a material interest, either directly or indirectly, subsisted at the end of the period or at any time during the period.

Certain of the directors of the Company receive share options from the holding company, pursuant to the share option scheme of the holding company, which is designed to reward the executives for their performance. These share options do not enable the relevant directors to acquire any benefit from the Company by means of the acquisition of shares in or debentures of the Company, and do not have any significant commercial, financial or operational impact on the Company.

Except for the above, at no time from 28th May 2001 (date of incorporation) to 31st December 2002 was the Company, its fellow subsidiary companies, joint venture companies or holding company a party to any arrangements to enable the Company’s directors or members of its management to acquire benefits by means of the acquisition of shares in, or debt securities (including debentures) of, the Company or any other body corporate.

MANAGEMENT CONTRACTS

No substantial contracts concerning the management and administration of the whole or any substantial part of the business of the Company were entered into or existed during the period.

AUDITORS

The financial statements have been audited by PricewaterhouseCoopers who retire and, being eligible, offer themselves for re-appointment.

On behalf of the board

Nanpeng Shen
Director

Hong Kong,
17th January 2003

PricewaterhouseCoopers 33rd Floor Cheung Kong Center 2 Queen’s Road Central Hong Kong
Telephone (852) 2289 8888 Facsimile (852) 2810 9888

AUDITORS’ REPORT

TO THE SHAREHOLDERS OF

HOME INNS & HOTELS MANAGEMENT (HONG KONG) LIMITED

(Incorporated in Hong Kong with limited liability)

We have audited the financial statements of Home Inns & Hotels Management (Hong Kong) Limited (the “Company”) on pages 6 to 14 which have been prepared in accordance with accounting principles generally accepted in Hong Kong.

Respective responsibilities of directors and auditors

The Companies Ordinance requires the directors to prepare financial statements which give a true and fair view. In preparing financial statements which give a true and fair view it is fundamental that appropriate accounting policies are selected and applied consistently.

It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of opinion

We conducted our audit in accordance with Statements of Auditing Standards issued by the Hong Kong Society of Accountants. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the circumstances of the Company, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance as to whether the financial statements are free from material misstatement. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements. We believe that our audit provided a reasonable basis for our opinion.

Opinion

In our opinion the financial statements give a true and fair view of the state of affairs of the Company as at 31st December 2002 and of the loss of the Company for the period from 28th May 2001 (date of incorporation) to 31st December 2002 and have been properly prepared in accordance with the Companies Ordinance.

Certified Public Accountants

Hong Kong,

17th January 2003

HOME INNS & HOTELS MANAGEMENT (HONG KONG) LIMITED

INCOME STATEMENT

FOR THE PERIOD FROM 28TH MAY 2001 (DATE OF INCORPORATION) TO 31ST DECEMBER 2002

(Amounts expressed in Hong Kong Dollars)

	Note
Share of losses of joint venture companies		$(112,790)
Operating costs		(37,430)
Other revenue		2,254

Loss before taxation	3	(147,966)

Taxation - overseas	5	(117,879)

Net loss for the period		$(265,845)

HOME INNS & HOTELS MANAGEMENT (HONG KONG) LIMITED

STATEMENT OF CHANGES IN EQUITY

FOR THE PERIOD FROM 28TH May 2001 (DATE OF INCORPORATION) TO 31ST DECEMBER 2002

(Amounts expressed in Hong Kong Dollars)

Increase of share capital	$5,184,811
Net loss for the period	(265,845)

Total equity as at 31st December 2002	$4,918,966

HOME INNS & HOTELS MANAGEMENT (HONG KONG) LIMITED

BALANCE SHEET

AS AT 31ST DECEMBER 2002

(Amounts expressed in Hong Kong Dollars)

	Note
ASSETS

Non-current asset
Investments in joint venture companies	6	$4,952,953

Current assets
Receivables from related parties	9	207,166
Cash and bank balances		1,686,550

		1,893,716

Total assets		$6,846,669

EQUITY AND LIABILITIES

Capital and reserves
Share capital	7	$55,000
Reserves	8	4,863,966

Total shareholders’ equity		4,918,966

Current liabilities
Payable to ultimate parent company	9	1,927,703

Total equity and liabilities		$6,846,669

Approved by the Board of Directors on 17th January 2003 and signed on behalf of the Board by

Director	Director

HOME INNS & HOTELS MANAGEMENT (HONG KONG) LIMITED

NOTES TO THE FINANCIAL STATEMENTS

(Amounts expressed in Hong Kong Dollars unless otherwise stated)

1.	ORGANISATION AND PRINCIPAL ACTIVITIES

Home Inns & Hotels Management (Hong Kong) Limited was incorporated in Hong Kong on 28th May 2001 as a company with limited liability under the Companies Ordinance. The Company has commenced operations during 2002.

The principal activity of the Company is investment holding. The principal activities of the Company’s joint venture companies are hotel management and franchise.

The Company is a subsidiary of Ctrip.com International Ltd., a company incorporated in the Cayman Island. The directors also consider Ctrip.com International Ltd. to be the ultimate parent company.

2.	PRINCIPAL ACCOUNTING POLICIES

The principal accounting policies adopted in the preparation of these financial statements are set out below:

(a)	Basis of presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in Hong Kong and comply with accounting standards issued by the Hong Kong Society of Accountants. They have been prepared under the historical cost convention.

A statement of cash flows has not been prepared because the Company has no turnover. Such exemption is granted under the provisions of Statement of Standard Accounting Practice Number 15 “Cash Flow Statements” issued by the Hong Kong Society of Accountants.

(b)	Joint venture companies

A joint venture company is a contractual arrangement whereby the Company and other parties undertake an economic activity which is subject to joint control and none of the participating parties has unilateral control over the economic activity.

The income statement includes the Company’s share of the results of the joint venture companies for the period; and the balance sheet includes the Company’s share of the net assets of the joint venture companies.

(c)	Revenue recognition

Provided it is probable that the economic benefits associated with a transaction will flow to the Company and the revenue and costs, if applicable, can be measured reliably, interest income is recognised on a time proportion basis on the principal outstanding and at the rate applicable.

(d)	Taxation

The Company provides for taxation on the basis of their profits for financial reporting purposes, adjusted for income and expenses items which are not assessable or deductible for income tax purpose.

Deferred taxation is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Taxation rates enacted or substantively enacted by the balance sheet date are used to determine deferred taxation.

Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

(e)	Foreign currencies

Transactions in foreign currencies are translated at exchange rate ruling at the transaction dates. Monetary assets and liabilities expressed in foreign currencies at the balance sheet date are translated at rates of exchange ruling at the balance sheet date. Exchange differences arising in these cases are dealt with in the income statement.

(f)	Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

(g)	Provisions

Provisions are recognised when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made. Where the Company expects a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain.

(h)	Contingent liabilities and contingent assets

A contingent liability is a possible obligation that arises from past events and whose existence will only be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Company. It can also be a present obligation arising from past events that is not recognised because it is not probable that outflow of economic resources will be required or the amount of obligation cannot be measured reliably.

A contingent liability is not recognised but is disclosed in the notes to the financial statements. When a change in the probability of an economic outflow occurs so that outflow is probable, they will then be recognised as a provision.

A contingent asset is a possible asset that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain events not wholly within the control of the Company.

Contingent assets are not recognised but are disclosed in the notes to the financial statements when an inflow of economic benefits is probable. When an economic inflow is virtually certain, an asset is recognised.

3.	LOSS BEFORE TAXATION

Loss before taxation is determined after charging and crediting the following:

After charging:

Staff (including directors) costs	$—
Contribution to staff retirement benefits	—
Auditors’ emoluments	20,000

After crediting:

Interest income on bank deposits	$2,254

4.	DIRECTORS’ EMOLUMENTS

Directors’ emoluments disclosed in accordance with Section 161(1) of the Companies Ordinance are:

Fees	$—
Other emoluments	—

5.	TAXATION

No Hong Kong profit tax has been provided as the Company did not have assessable profit that was earned in or derived from Hong Kong during the period.

The Company’s joint venture companies registered in Mainland China is subject to Mainland China Enterprise Income Tax (“EIT”) on the taxable income as reported in their statutory financial statements adjusted in accordance with relevant income tax laws. The applicable EIT rate is 33%.

There was no significant unprovided deferred taxation as at 31st December 2002.

6.	INVESTMENTS IN JOINT VENTURE COMPANIES

Share of net assets	$4,952,953

Unlisted equity interest, at cost	$5,183,628

As at 31st December 2002, the particulars of the joint venture companies are as follows:

Name	Place and date of incorporation	Percentage of equity interest attributable to the Company	Principal activities
Home Inns & Hotels Management (Beijing) Limited	Mainland China	55% (directly)	Hotel management and franchise
(“Home Inns BJ”)	28th June
2002

Home Inns & Hotels Management (Shanghai) Limited	Mainland China	55% (indirectly)	Hotel management and franchise
(“Home Inns SH”)	29th November 2002

Supplementary financial information, prepared under accounting principles generally accepted in Hong Kong, of Home Inns BJ and Home Inns SH is as follows:

Balance sheet

Non-current assets	$5,805,398
Current assets	5,368,717
Less: current liabilities	(2,168,746)

Net assets	$9,005,369

Income statement
Turnover	$4,191,877
Net loss after taxation	(419,398)

7.	SHARE CAPITAL

	Number of shares	Share capital
Authorised:

Ordinary shares with a par value of $1 each	1,000,000	$1,000,000

Issued:

Ordinary shares with a par value of $1 each	55,000	$55,000

The Company was incorporated with an authorised share capital of $10,000, divided into 10,000 ordinary shares of $1 each. By a members’ resolution on 16th July 2001, the authorised share capital was increased to $1,000,000 by creation of 990,000 shares of $1 each. These shares rank pari passu with the original shares. During the period ended 31st December 2002, 55,000 shares were issued.

8.	RESERVES

	Share Premium	Accumulated deficit	Total
Premium on issuance of ordinary shares	$5,129,811	$—	$5,129,811
Net loss for the period	—	(265,845)	(265,845)

End of period	$5,129,811	$(265,845)	$4,863,966

9.	RELATED PARTY TRANSACTIONS

(a)	Name and relationship of related parties

Name	Nature of relationship
Ctrip.com International Ltd. (“Ctrip International”)	Ultimate parent company
Ctrip.com (Hong Kong) Limited (“Ctrip Hong Kong”)	Subsidiary of Ctrip International
Ctrip.com Computer Technology (Shanghai) Co., Ltd. (“Ctrip Shanghai”)	Subsidiary of Ctrip Hong Kong

(b)	During the period, certain expenses of the Company of approximately $2,130,000 were borne by the ultimate parent company.

(c)	As at 31st December 2002, balances with related parties are as follows:

Receivables from related parties
- Ctrip Hong Kong	$133,660
- Ctrip Shanghai	73,506

$207,166

Payables to ultimate parent company	$1,927,703

The amounts due from and due to related parties as at 31st December 2002 mainly arose from arose from the transactions disclosed in 9(b) above and the expenses paid on behalf of each other. They are unsecured, interest-free and have no fixed repayment.